Exhibit 10.2

Secretary of the Treasury
Bank of Commerce Holdings
SBLF Participant No. 106
September 27, 2011

September 27, 2011

United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement dated of even date herewith (the “Securities Purchase Agreement”) by and among Secretary of the Treasury (“Investor”) and Bank of Commerce Holdings (“Company”). Investor and Company desire to set forth herein certain additional agreements regarding Company’s commitment to the holder of the Preferred Shares after the closing of the transactions contemplated by the Securities Purchase Agreement. Terms that are defined in the Securities Purchase Agreement are used in this letter agreement as so defined.

In order to comply with California Corporations Code §212(a), the Company has modified section 7(c) of the Standard Provisions of the Certificate of Determination attached as Annex F to the Securities Purchase Agreement (the “Certificate of Determination”) to provide in pertinent part as follows:

“Whenever, at any time or times, (i) dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of six (6) Dividend Periods or more, whether or not consecutive, and (ii) the aggregate liquidation preference of the then-outstanding shares of Designated Preferred Stock is greater than or equal to $25,000,000, the holders of the Designated Preferred Stock, voting as a single class, shall have the right, but not the obligation, to elect two directors…”

By its execution hereof, the Company hereby confirms and agrees that as of the date hereof and at all times while any shares of the Designated Preferred Stock (as defined in the Certificate of Determination) are outstanding, it shall maintain a range of directors of the Company that will permit the holders of the Designated Preferred Stock to elect two directors in accordance with said section 7(c). Currently Article III, Section 2 of Company’s bylaws (the “Applicable Provision”) of the Company’s bylaws (the “Bylaws”) provides for a range of directors of no less than seven and no more than 13. At all times while any shares of the Designated Preferred Stock are outstanding, the Company shall not fill more than 11 director positions. In the event the Company desires to increase the number of directors beyond 11), then the Company shall be required to amend the Bylaws to increase the maximum directors to always allow for at least two open director seats for the holders of the Designated Preferred Stock to elect in accordance with Section 7(c) of the Standard Terms of the Certificate of

SBLF Participant No. 106 M43762-1642251

Secretary of the Treasury
Bank of Commerce Holdings
SBLF Participant No. 106
September 27, 2011

Determination of Senior Non-Cumulative Perpetual Preferred Stock, Series B of Bank of Commerce Holdings (and to amend the Bylaws to provide that such provision may not be modified, amended or repealed by the Company’s board of directors (or any committee thereof) or without the affirmative vote and approval of (x) the stockholders and (y) the holders of at least a majority of the shares of Designated Preferred Stock outstanding at the time of such vote and approval).

In addition, by its execution hereof, the Company hereby confirms and agrees that it will, within 15 days after the date of this letter agreement, amend the Applicable Provision by adding the following sentence at the end thereof:

“Notwithstanding anything in these bylaws to the contrary, for so long as Bank of Commerce Holding’s Senior Non-Cumulative Perpetual Preferred Stock, Series B (the “Designated Preferred Stock”) is outstanding, (i) whenever, at any time or times, (a) dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date (as defined in the Certificate of Determination of the Designated Preferred Stock, hereinafter the “Certificate of Determination”) for an aggregate of six (6) quarterly Dividend Periods (as defined in the Certificate of Determination) or more, whether or not consecutive and (b) the aggregate liquidation preference of the then outstanding shares of Designated Preferred Stock is greater than or equal to $25,000,000, the authorized number of directors shall automatically be increased by two (but shall in no event be increased to a number of directors that is greater than the maximum number of directors set forth in Article III, Section 2 of these bylaws); and (ii) this sentence may not be modified, amended or repealed by the corporation’s board of directors (or any committee thereof) or without the affirmative vote and approval of (x) the shareholders and (y) the holders of at least a majority of the shares of Designated Preferred Stock outstanding at the time of such vote and approval.”

The parties hereto acknowledge that there would be no adequate remedy at law if the Company fails to perform any of its obligations under this letter agreement and that the Investor may be irreparably harmed by any such failure, and accordingly agree that the Investor, in addition to any other remedy to which it may be entitled at law or in equity, to the fullest extent permitted and enforceable under applicable law, shall be entitled to compel specific performance of the obligations of the Company under this letter agreement without the necessity of proving the inadequacy of monetary damages as a remedy or the posting of a bond.

This letter agreement and the Certificate of Determination constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties with respect to the subject matter hereof.

This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This letter agreement shall be governed in all respects, including as to validity, interpretation and effect, by

SBLF Participant No. 106 M43762-1642251

Secretary of the Treasury
Bank of Commerce Holdings
SBLF Participant No. 106
September 27, 2011

the internal laws of the State of California, without giving effect to the conflict of laws rules thereof.

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SBLF Participant No. 106 M43762-1642251

Secretary of the Treasury
Bank of Commerce Holdings
SBLF Participant No. 106
September 27, 2011

In witness whereof, this letter agreement has been duly executed by the authorized representatives of the parties hereto as of the date first above written.

BANK OF COMMERCE HOLDINGS

By:	/s/ Patrick J. Moty
Name: Patrick J. Moty
Title: President and CEO

By:	/s/ Linda Miles
Name: Linda Miles
Title: EVP and Chief Operating Officer

SECRETARY OF THE TREASURY

By:
Name:
Title:

SBLF Participant No. 106 M43762-1642251